Exhibit 99.1

Company Contact: Victor E. Grijalva Vice President and CFO WQN, Inc. investors@wqn.com	Investor Contact: Lynette Stein Account Manager Shelton Investor Relations lstein@sheltongroup.com (972) 239 - 5119 ext. 115

WQN, Inc. Announces the Introduction of
RocketVoIP, an Expanded Broadband Phone Service

The First to Offer Broadband Users Unlimited International Calling from a Mobile Phone

DALLAS, March 16, 2005 — WQN, Inc. (Nasdaq: WQNI), a leading provider of international long distance telephony services utilizing Voice over Internet Protocol (VoIP), today announced the introduction of its next generation VoIP technology service, RocketVoIP.

With RocketVoIP, subscribers can use their broadband service to make and receive unlimited domestic and international calls using a home phone, mobile phone or personal computer. This service is being introduced to WQN’s current customer base and other ethnic groups.

RocketVoIP has unique features and advantages over competing products:

•	Unlimited local, long distance and international calling to 50 countries, for a low monthly fee of $24.95 a month

•	The ability to use a mobile phone to access RocketVoIP’s network for high quality unlimited international calls

•	Free RocketVoIP in-network calling

•	Free features including Caller-ID, Call-Waiting, Call-Forwarding, 3-Way Calling, Voice Mail, and more

•	A total calling solution enabling travelers to make and receive phone calls from anywhere in the world using a personal computer and high-speed internet access, including Wi-Fi hotspots

“Over the last four years we have invested a significant amount of time, energy and resources in both research and development to create an international VoIP network which currently services over 300,000 retail customers,” said Mike Adler, WQN’s President and Chief Executive Officer. “RocketVoIP allows us to leverage this existing infrastructure to provide a next generation converged broadband phone service that we believe will save customers 70 percent on their total calling needs.”

“A significant number of our customers already use their mobile phones to access our VoIP network and make international calls,” said Victor E. Grijalva, WQN’s Vice President and Chief Financial Officer. “We believe many of these customers will prefer RocketVoIP, as it is the first service to offer unlimited international calling from a mobile phone.”

For more information on RocketVoIP, please visit http://www.rocketvoip.com.

About WQN, Inc.
WQN, Inc. (Nasdaq: WQNI) is a Voice Over Internet Protocol (VoIP) telephony company providing international long distance services. WQN’s customers utilize the company’s enhanced VoIP services platform to make and receive calls using their home phone, business phone, personal computer and mobile phone. The Company is headquartered in Dallas, Texas and has offices in Los Angeles, California, and New Delhi, India. For more information about WQN Inc., please visit the company’s Web site at http://www.wqn.com.

Forward Looking
This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements included in this document are based upon information available to WQN, Inc. as of the date hereof, and WQN, Inc. assumes no obligation to update any such forward-looking statement.